Exhibit 99.1

INmune Bio Inc. Announces Final Enrollment of 208 Patients in Phase 2 Trial in Early Alzheimer's Disease

Boca Raton, Florida, Nov. 13, 2024 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage inflammation and immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease announced today that it completed randomization of patients for its Phase 2 trial on Monday, November 11th. This global, blinded, randomized Phase 2 trial (the “AD02 trial”) is focused on patients with Early AD and biomarkers of elevated neuroinflammation.

“We are excited to have completed administering first doses to all patients enrolled in our phase 2 Alzheimer’s trial,” stated RJ Tesi PhD, the CEO of INmune Bio. “A global trial of this size is a major accomplishment for INmune and is a testament to the hard work and dedication of our team. The trial ended up overenrolled with a total of 208 patients, 56% of whom were categorized as mild AD and 44% as MCI. We look forward to releasing top line cognitive results in the second quarter of 2025.”

AD02 is a global, blinded, randomized Phase II trial in patients with Early AD using XPro™. The trial uses enrichment criteria to focus the trial on patients with neuroinflammation as a cause of their cognitive decline. XPro™ targets glial cells that drive neuroinflammation in the brain to allow decreased neurodegeneration and demyelination with improved synaptic function and remyelination. The primary end-point of AD02 is change from baseline cognitive function after 24 weeks of therapy, measured using EMACC and CDR-SB.

About Neuroinflammation in AD

Neuroinflammation is chronic inflammation in the brain that is part of the natural aging process called inflammaging. Neuroinflammation is increased due to behavioral and genetic factors. Neuroinflammation has been increasingly recognized as a key contributor to the development and progression of neurodegenerative diseases, including Alzheimer's. Neuroinflammation is a key cause of nerve cell death and synaptic dysfunction that causes cognitive decline. Blocking neuroinflammation with XPro™ decreases neurodegeneration and improves synaptic function and promotes remyelination. There are many publications on the role of neuroinflammation in AD. A recent review can be found here.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

David Moss
Co-founder and Chief Financial Officer
(858) 964-3720
info@inmunebio.com
Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com

Investor Contact:
Mike Moyer
Managing Director – LifeSci Advisors
mmoyer@lifesciadvisors.com